                                                                   EXHIBIT 10.13

                                XTRA CORPORATION
                         ECONOMIC PROFIT INCENTIVE PLAN


     1.  In general; effective date.  The objectives of the XTRA Corporation
         --------------------------
Economic Profit Incentive Plan set forth herein, as the same may from time to time be amended (the "Plan"), are to enhance commitment to the long-term success of XTRA Corporation and its subsidiaries by linking personal financial rewards to the growth of economic value of the Company, to provide officers of the Company with an incentive to promote long-term growth in the economic value of the Company and its subsidiaries, and to increase the Company's ability to attract and retain key executives. The effective date shall be for the Plan Year beginning October 1, 1996.

     2.  Definitions.  Unless the context otherwise clearly indicates, the
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following words shall have the following meanings wherever used in the Plan or in any instrument issued under the Plan:

     "Administrator" means the Compensation Committee of the Board of Directors of the Company.

     "Annual Economic Profit Improvement Targets" means, for any Plan Year (the "current year"), the amount of improvement in Economic Profit from the immediately preceding Plan year that would be needed to satisfy the requirements fixed by the Administrator for earning one hundred percent (100%) of the current year Target Bonus Opportunity.

     "Base Salary" means, for any Plan Year, the Participant's base salary from the Company for such year, exclusive of bonuses, commissions, incentive pay (including amounts payable under the Plan), allowances and any non-cash compensation, but determined before reduction for contributions made (on a pre-tax or after-tax basis) for benefit premiums or 401(k) contributions.

     "Board" means the Board of Directors of the Company.

     "Bonus Reserve Account" means the memorandum account described at Section 5(e) below.

     "Capital" means an amount determined by subtracting total short-term non-interest bearing liabilities from total assets. This amount shall be adjusted for the Sinking Fund Depreciation and other adjustments deemed appropriate by the Administrator.

     "Company" means XTRA Corporation and any corporation or other entity that assumes the obligations of XTRA Corporation (by operation of law or otherwise) under the Plan.

     "Cost of Capital" (for the Company and each of its operating divisions) means the weighted average cost of XTRA's debt and equity capital, as determined by the Administrator and expressed as a percentage, which is noted in Appendix A.

     "Differential Bonus" means the Excess EP Improvement Factor multiplied by the base salary.

     "Economic Profit" or "EP" means, for any Plan Year, the amount (in dollars) obtained by reducing NOPAT by the product of Capital and the Cost of Capital for such year, as determined by the Administrator.

     "EP Differential" means the difference (positive or negative) between the actual EP for a Plan Year and the Target EP for that year.

     "EP Interval" means the amount of negative or positive EP Differential that will result in an Incentive Award equal to 0 or 200 percent of Target Bonus Opportunity, respectively.

     "Excess EP Factor" means the product of multiplying the Target Bonus Opportunity by a fraction, the numerator of which is the EP Differential and the denominator is the EP Interval.

     "Implied Cash Operating Tax Rate" means the cash tax rate that would be payable had the Company not had a deduction for Interest Expense. Taxes saved as a result of interest deductibility are excluded here because credit for such deduction is explicitly given in determining the debit component cost of the Company's Cost of Capital. See Appendix C.

     "Incentive Award" means the award amount determined under Section 5 (c) subject to adjustment as provided elsewhere in the Plan.

     "NOPAT" means an amount (in dollars) equal to the financially reported operating income (before interest and depreciation) of the Company/Division during a Plan Year (i) adjusted for a) any item included therein (or omitted therefrom) which, in the sole determination of the Administrator, represents items which constitute elements that improve or lower financially reported earnings of the Company/Division for the Plan year, but do not reflect current operational results, and b) Sinking Fund Depreciation (ii) reduced by (or increased for) a provision (or benefit) for the amount of income taxes attributable to such operating income (as adjusted). Such provision or benefit for taxes shall be determined by using XTRA Corporation's Implied Cash Operating Tax Rate.

     "Participant" means an employee of the Company who satisfies the requirements for eligibility set forth in Section 4.

     "Plan" means the XTRA Corporation Economic Profit Incentive Plan, as amended and in effect from time to time.

     "Plan Year" means a fiscal year of the Company.

     "Sinking Fund Depreciation" means an alternative form of calculating depreciation expense which uses cost of the Company's capital to create a depreciation schedule which depreciates equipment original cost at a rate equivalent to the yearly principal reduction on a level of an equal life to the property being depreciated. This method, which has the effect of allocating a greater amount of depreciation expense to the second half of an asset's useful life than is the case with financial statement depreciation. This offsets interest expense which is greater in the first half of an asset's life, essentially creating a level amount of depreciation and interest expense each year.

     "Target Bonus" means Target Bonus Opportunity multiplied by Base Salary.

     "Target Bonus Opportunity" or "Target" means a percentage of the Base Salary assigned to each Participant that determines the Incentive Award if the Target Economic Profit is achieved in a Plan Year.

     "Target EP" means for any Plan Year, the amount of Economic Profit designated by the Administrator as the target for measuring performance under the Plan. Achievement of Target EP will result in an Incentive Award of 100% of Target Bonus Opportunity.

     3.  Plan Administration.  The Plan shall be administered by the
         -------------------
Administrator. The Administrator may establish administrative rules, and shall determine employee eligibility, and establish the awards to be made under the Plan and their terms and conditions. The Administrator shall have full authority to construe and interpret the Plan and any rules and regulations relating to the Plan and its determinations shall be final and binding upon all Plan participants.

     Each member of the Administrator shall be entitled to rely in good faith and act upon any report or other information furnished to him or her by any officer or employee of the Company, by the Company's independent certified public accountants, or by any consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan. To the maximum extent permitted by law, the Company shall indemnify the members of the Administrator against any and all claims, losses, damages, expenses, including any counsel fees and costs, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act.

     4.  Eligibility.  For each Plan Year, the Administrator shall determine
         -----------
those key employees who shall be eligible for participation in the Plan. Such determination may be made at any time during the Plan Year. In order to participate and receive an Incentive Award for a Plan Year, an individual must be an employee of the Company on the first day of the Plan Year of reference; provided, that the Administrator may allow an otherwise eligible employee to participate in the Plan and receive a prorated or full award (as the Administrator may determine) for such Plan Year. In no event shall participation in the Plan for a Plan Year entitle an individual to participation with respect to future periods.

     5.  Incentive Awards.
         ----------------

          (a)  Summary.  For each Plan Year, the Administrator shall establish
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     the following: (i) Target EP and EP Interval for the Company and each operating division of the Company; (ii) Target Bonus Opportunity for each participant.

          (b)  Target EP; EP Interval.  The Administrator shall establish the
               ----------------------
     Target EP and the EP Interval for each Plan Year prior to the beginning of the year, but may adjust the Target EP or the EP Interval during a Plan Year to reflect the impact of extraordinary items (e.g., capital infusions, acquisitions or divestitures) or significant changes in accounting method or other significant changes or circumstances that it may deem appropriate in order to reflect fairly the financial performance that Participants are reasonably able to affect, consistent with the intent of the Plan to improve the long-term financial success of the Company.

          (c)  Calculation of Awards; Basic Rules.  The actual Incentive Award
               ----------------------------------
     received by a Participant in a Plan Year depends on whether actual EP is above, at or below Target EP for the Plan year. If actual EP is at Target EP, then a Participant will receive an Incentive Award equal to his or her Target Bonus. If actual EP for a Plan Year results in an EP differential, then participants will share in the positive and the negative EP Differential. If Target EP results in a positive EP Differential, a Participant will earn his or her Target Bonus plus his or her Differential Bonus. If actual EP is below Target EP, resulting in a negative EP Differential, the Participant will earn his or her Target Bonus less the Differential Bonus, and beginning in the Plan Year ended September 30, 1998, if the resulting number is negative, such negative will be applied as an adjustment to the Participant's Bonus Reserve Account.

          (d)  Incentive Award Determination Weighting. In the case of
               ---------------------------------------
     Participants other than the Chief Executive Officer and corporate staff, the determination of Incentive Awards as set forth above shall be adjusted (as designated by the Administrator) to reflect divisional performance within the Company, in each case by adjusting the incentive components described in (a) above on a divisional basis, applying such factors as the Administrator may determine, and then weighting the Company-wide and divisional results in accordance with the following:



------------------------------------------------
                         Company      Divisional
                       Performance   Performance
------------------------------------------------
Division Presidents    25%           75%
------------------------------------------------
Division Regional
Vice Presidents                      100%
------------------------------------------------
Division Staff                       100%
------------------------------------------------


          (e) Bonus Reserve Account.  A Bonus Reserve Account, with a beginning
              ---------------------
     balance of zero, will be set up for each Participant upon his or her first becoming eligible to participate in the Plan. A Participant's Bonus Reserve Account balance shall be increased each year for bonuses (Positive Incentive Awards) earned that year and decreased each year by bonuses paid that year, and beginning with the Plan Year September 30, 1998, shall also be reduced by the Participant's negative Incentive Awards accrued that year. Only one Bonus Reserve Account will be maintained for each Participant, not distinguishing between Company or Divisional performance components.

          Subject to Section 6, if a Participant becomes ineligible for participation in the Plan, his or her Bonus Reserve Account will be eliminated.

          (f)  Payment of Incentive Awards.  Subject to Section 6, a Participant
               ---------------------------
     shall have no rights to an Incentive Award for a Plan Year (or to any amounts credited to the Participant's Bonus Reserve Account) unless the Participant is employed by the Company on the date of payment distribution. All disputes as to payment and calculation of Incentive Awards or payouts under this Plan shall be referred to the Administrator for final and binding determination.

         (g) Current Plan Year Incentive Award Payout.  For any Plan Year, the
         ----------------------------------------
     total amount available to be paid out to a Participant shall be (i) and
     (ii):

               (i) The Participant's Incentive Award earned for the Plan Year (positive or negative, as the case may be) shall be added to the balance of the Participant's Bonus Reserve Account (positive or negative, as the case may be), if any. If the result is a positive number it shall be paid out to the extent it does not exceed 150 percent of the Participant's Target Bonus. No amount shall be payable under this clause (i) if the resulting amount is a negative number;

               (ii) in addition, to amounts paid pursuant to (i) above, the participant shall be paid 33% of his or her positive Bonus Reserve Account Balance, if any, which remains after the payment in (i) above.

         (h)  Illustration of Computation.  Appendix A hereto illustrates the
              ---------------------------
     calculation of Incentive Awards under the Plan. In the event of any discrepancy between Appendix A and the terms of the Plan, however, the terms of the Plan shall control.

     6.  Termination of Employment.  If a Participant terminates employment for
         -------------------------
any reason other than death, total and permanent disability, or normal retirement, as defined in the XTRA Retirement Plan, prior to the end of a Plan Year, he or she shall be ineligible to receive any payment under this Plan and shall forfeit all of his or her Bonus Reserve Account.

     If a Participant terminates employment due to death, permanent and total disability, or normal retirement, as defined in the XTRA Retirement Plan, prior to the end of a Plan Year, such Participant shall be eligible for a pro rata Incentive Award for that Plan Year. Payment of any such pro rata award shall be made at the same time Incentive Awards are paid out to other Participants. If the Participant has a positive Bonus Reserve Account balance, such balance shall be paid out at the same time as such pro rata award.

     7.  Beneficiaries.  The beneficiary or beneficiaries of a Participant shall
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be the person or persons (including the estate) designated by the Participant in writing (in a form acceptable to the Administrator) filed with the Administrator. In the event of a Participant's death, any payment owed hereunder with respect to the Participant shall be made to the beneficiary or beneficiaries so designated, or if there is no designated beneficiary who survives the Participants, to the Participant's estate. The Participant may from time to time change the name of the designated beneficiary by notifying the Administrator of such change in writing (in a form acceptable to the Administrator).

     8.  No Implied Contract of Employment, etc.  This Plan shall not be
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construed to constitute an employment contract between the Company and any employee. In no event shall the loss of profit or potential profit under any Incentive Award or any Bonus Reserve Account constitute an element of damages in any action relating to an individual's termination of employment or otherwise. Benefits under the Plan shall not be included in the measure of other benefits offered by the Company (including any tax-qualified plans or welfare benefit plans and arrangements) except as expressly provided in those plans and arrangements.

     9.  Plan Termination and Amendment.  The Administrator may terminate or
         ------------------------------
amend the Plan at any time. In the event of Plan termination, Participants shall receive any Incentive Awards, including any positive balance then remaining in the participant's Bonus Reserve Account, to which they are entitled for Plan Years completed prior to the date of Plan termination as well as a pro rated bonus for current plan year, depending upon the performance for that Plan Year. The Administrator may elect to shorten any pending Plan Year and adjust the EP Target to coincide with the date of Plan termination and to prorate any Incentive Awards for such shortened Plan Year. Any negative Bonus Account balance must be offset before paying any amounts due under this section.?

     10.  Participants' Rights are Unsecured.  All payments under the Plan shall
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be from the general funds of the Company.  No special or separate fund shall be established nor other segregation of assets made to assure payment of any benefit. No Participant or beneficiary or estate shall have any interest in identifiable property or assets of the Company. The right of a Participant to receive any Incentive Awards or amounts deferred in his or her Bonus Reserve Account under this Plan shall be those of a general unsecured creditor against the general assets of the Company.

     11.  Miscellaneous.
          -------------
          (a) The Company shall be entitled to withhold taxes and other required withholdings from any payments under Plan.

          (b) Except as provided at Section 7 above, awards under this Plan may not be assigned, transferred or disposed of in any way by any Participant to whom they have been granted, other than by will or the laws of descent and distribution. Any attempted assignment of a Participant's rights under the Plan, other than pursuant to Section 7 above, shall be null and void.

          (c) The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.

          (d) The Administrator shall be the sole arbiter of the provisions of this Plan and shall resolve all disputes in its complete discretion.

Sample Calculation of Economic Profit Incentive Plan Award

The following examples demonstrate potential Incentive Awards assuming certain Economic Profit targets and results. These examples are for illustrative purposes only, and are not meant to reflect the size of actual awards which might be earned or the future performance of the Company.

Example 1: Demonstrating calculation with positive Excess Annual EP amount and positive Bonus Reserve Account balance.

Assumptions:
------------

Average Annual Salary: $100,000
Target Bonus Opportunity: 30% of Average Annual Salary

Bonus Reserve Account Balance from prior years - $14,000
Corporate:
Economic Profit                                    $14,705,000
Target EP                                          $12,017,000
EP Differential                                     $2,688,000
EP Interval                                         $7,906,000

Calculation                                        Plan Year
-------------------------------------------------  -------------------
Individual Participant Incentive Award Accrued:
Target Bonus Opportunity                                           30%
Target Bonus                                                   $30,000
Excess EP Factor                                                 10.2%
     30% ($2,688,000 div. By $7,906,000)
Differential Bonus                                             $10,200
     (10.2% x $100,000)
Current Year Incentive Award Accrued                           $40,200
     ($30,000 + $10,200)
Bonus Reserve Account Balance from prior years                 $14,000
Available for Payout                                           $54,200
Current Year Payout up to 150% of Target Bonus                 $45,000
Available above target (deferred to bonus reserve account)      $9,200
Current Year Bonus Reserve Account Payout %                        33%
Current year Bonus Reserve Account Payout                       $3,100
Total Current Year Payout ($45,000 + $3,100)                   $48,100
Incentive Awards Deferred to Bonus Reserve Account              $6,100
     ($9,200 - $3,100)

Example 2:   Demonstrating calculation with negative Excess Annual EP amount and no current Bonus Reserve Account balance


Assumptions:
-----------

Average Annual Salary: $100,000
Target Bonus Opportunity: 30% of Average Annual Salary



Bonus Reserve Account Balance from prior years - 0
Corporate:
Economic Profit                                    $ (2,667,000)
Target EP                                          $ 17,531,000
EP Differential                                    $(20,198,000)
EP Interval                                        $ 17,563,000

Calculation                                                   Plan Year
------------------------------------------------------------  -------------
Individual Participant Incentive Award Accrued:
Target Bonus Opportunity                                                30%
Target Bonus                                                        $30,000
Excess EP Factor                                                    (34.5%)
     30% ($20,198,000 div. By $17,563,000)
Differential Bonus                                                $(34,500)
     (34.5)% x $100,000)
Current Year Incentive Award Accrued                               $(4,500)
     ($30,000 - ($34,500))
Bonus Reserve Account Balance from prior years                            0
Available for Payout                                                      0
Current Year Payout up to 150% of Target                                  0
Available above target (deferred to bonus reserve account)         $(4,500)
Current Year Bonus Reserve Account Payout %                             33%
Current year Bonus Reserve Account Payout                                 0
Total Current Year Payout                                                 0
Incentive Awards Deferred to Bonus Reserve Account                 $(4,500)